EXHIBIT 3.1(b)

ARTICLES OF AMENDMENT TO

THE SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

FEI COMPANY

Pursuant to the provisions of ORS 60.447, the undersigned corporation executes the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation and all amendments thereto:

1.               The name of the corporation is FEI Company (the “Corporation”).

2.               The first paragraph of Article II.A. of the Corporation’s Second Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

“A. The aggregate number of shares which the Corporation shall have the authority to issue is 70,000,000 shares of common stock (“Common Stock”) and 500,000 shares of preferred stock (“Preferred Stock”).”

3.               The amendment was adopted on August 11, 2003 by the shareholders of record of the Corporation on June 20, 2003.

4.               32,873,218 shares of Common Stock were outstanding and entitled to vote on the amendment as of June 20, 2003.

5.               28,026,481 shares of Common Stock voted for the amendment, 1,183,064 shares of Common Stock voted against the amendment, and 71,452 shares of Common Stock abstained.

Dated:  August 14, 2003

FEI COMPANY

/s/ Bradley J. Thies
Bradley J. Thies
Vice President, General Counsel and Secretary